EXHIBIT 99.2
E.D. SMITH INCOME FUND
Consolidated Financial Statements
December 31, 2006 and December 31, 2005
(With Report of Independent Auditors Thereon)

Report of Independent Auditors
To the Board of Directors of
TreeHouse Foods, Inc.
We have audited the consolidated balance sheets of E.D. Smith Income Fund as at December 31, 2006 and 2005, and the consolidated statements of earnings and deficit and cash flows for the year ended December 31, 2006 and for the period from June 3, 2005 to December 31, 2005. These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards and with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Fund at December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006 and the period from June 3, 2005 to December 31, 2005, in accordance with Canadian generally accepted accounting principles and with accounting principles generally accepted in the United States of America.

Toronto, Canada	/s/ Ernst & Young, LLP
March 2, 2007	Chartered Accountants
[except for note 22, which is	Licensed Public Accountants
as of December 21, 2007].

E. D. SMITH INCOME FUND
CONSOLIDATED BALANCE SHEETS
(stated in thousands of dollars )

	As at	As at
	December 31, 2006	December 31, 2005
	$	$
ASSETS
Current assets
Cash and cash equivalents	1,334	2,066
Accounts receivable — trade (note 17)	23,718	17,440
Inventories (note 4)	42,872	24,572
Prepaid expenses	1,133	650
Income taxes recoverable	339	2,437
Future income taxes	976	535

Total current assets	70,372	47,700

Capital assets, net (note 5)	50,754	34,915
Deferred costs, net (note 6)	954	496
Intangible assets (note 7)	96,681	48,437
Goodwill (notes 1 and 3)	85,875	58,805

	304,636	190,353

LIABILITIES AND UNITHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	22,293	17,861
Purchase price payable (note 3)	18,494	—
Distributions payable to unitholders (note 11)	1,073	1,179
Distributions payable to exchangeable LP unitholders (note 11)	115	37

Total current liabilities	41,975	19,077

Bank credit facility (note 8)	75,466	36,717
Future income taxes	11,079	16,207

Total liabilities	128,520	72,001

Non-controlling interest (notes 9 and 10)	17,101	3,851

Commitments and contingency (note 18)
Unitholders’ equity
Trust units issued (note 9)	178,580	121,047
Deficit	(16,993)	(4,173)
Cumulative translation adjustment (note 14)	(2,572)	(2,373)

Total unitholders’ equity	159,015	114,501

	304,636	190,353

On behalf of the Board:	R. J. Nobes	Jack H. Scott

See accompanying notes to consolidated financial statements

E. D. SMITH INCOME FUND
CONSOLIDATED STATEMENT OF EARNINGS AND DEFICIT
(stated in thousands of dollars except per unit and unit amounts)

	Year ended	June 3 to
	December 31,	December 31,
	2006	2005

	$	$
Revenue	245,351	109,642

Direct margin	47,152	17,809
Selling, general and administrative costs	24,447	9,611
Restructuring costs (note 12)	3,991	—

Earnings before interest, income taxes, amortization, non- controlling interest, and dilution gain	18,714	8,198
Amortization of capital assets, intangibles and deferred costs	14,860	5,120
Interest	4,283	1,237

Earnings (loss) before income taxes, non-controlling interest, and dilution gain	(429)	1,841

Income tax provision (note 19)
Current	323	(2,178)
Future	(3,442)	(55)

	(3,119)	(2,233)

Earnings before non-controlling interest, and dilution gain	2,690	4,074

Non-controlling interest (note 10)	167	150
Dilution gain (note 10)	2,786	—

Net earnings for the period	5,309	3,924
Deficit, beginning of period	(4,173)	—
Distributions declared to unitholders (note 11)	18,129	8,097

Deficit, end of period	(16,993)	(4,173)

Earnings per unit — basic	$0.30	$0.29

Earnings per unit — diluted	$0.28	$0.29

Weighted average number of units outstanding — basic	17,973,567	13,342,489

Weighted average number of units outstanding — diluted	19,439,380	13,973,560

See accompanying notes to consolidated financial statements

E. D. SMITH INCOME FUND
CONSOLIDATED STATEMENT OF CASH FLOWS
(stated in thousands of dollars)

	Year Ended	June 3 to
	December 31,	December 31,
	2006	2005

	$
OPERATING ACTIVITIES
Net earnings for the period	5,309	3,924
Add (deduct) items not involving cash
Non-controlling interest	167	150
Dilution gain (note 10)	(2,786)	—
Amortization	14,860	5,120
Exchange gain on settlement of debt	(626)	—
Future income taxes	(3,442)	(55)

	13,482	9,139
Net change in non-cash operating working capital balances (note 15)	(1,531)	(3,705)

Cash provided by operating activities	11,951	5,434

INVESTING ACTIVITIES
Business acquisitions and acquisition costs (notes 1and 3)	(81,644)	(69,423)
Purchase of capital assets	(3,959)	(2,195)
Increase in deferred costs	(1,378)	(406)

Cash used in investing activities	(86,981)	(72,024)

FINANCING ACTIVITIES
Issuance of trust units (notes 1 and 9)	60,000	110,500
Issuance of over-allotment units (notes 1, 9 and 10)	—	16,575
Expenses related to issuance of trust and exchangeable LP units	(4,595)	(11,624)
Redemption of units from previous unitholders (notes 1, 9 and 10)	—	(15,579)
Increase in bank credit facility	38,798	32,739
Payments to previous shareholder	—	(4,000)
Payments on bank term loan	—	(52,733)
Distributions to unitholders	(18,235)	(6,918)
Distributions to exchangeable LP unitholders	(1,362)	(298)

Cash provided by financing activities	74,606	68,662

Effect of exchange rate changes on cash and cash equivalents	(308)	(6)

Net increase (decrease) in cash and cash equivalents during the period	(732)	2,066
Cash and cash equivalents, beginning of period	2,066	—

Cash and cash equivalents, end of period	1,334	2,066

Supplemental cash flow information
Interest paid	4,898	1,105
Income taxes paid	42	60
See accompanying notes to consolidated financial statements

1.	Formation of the Fund and the Acquisition

E.	D. Smith Income Fund (the “Fund”) is an open-ended, limited purpose trust established under the laws of the Province of Ontario by a Declaration of Trust dated April 29, 2005. The Fund was created to acquire and hold, indirectly through E.D. Smith Operating Trust (the “Trust”), limited partnership units of E.D. Smith Limited Partnership (the “Partnership”), which, in turn, has been formed to acquire all of the outstanding securities of EDS Holdings Inc. (together with its subsidiaries, the “EDS Holdings Inc.”). The Fund remained inactive until June 3, 2005 when the Fund completed an initial public offering of 11,050,000 trust units of the Fund (the “Units”) at a price of $10 per unit, realizing gross proceeds of $110,500. The cost of issuing units was $10,628 resulting in net proceeds of $99,872.

The Partnership purchased 87.85% of the shares of EDS Holdings Inc. for consideration totaling $81,677. The consideration consisted of $69,423 in cash payment for purchase notes held by former shareholders, $3,837 for employee Units (net of deferred compensation of $2,703), and $8,417 for the Units issued to former shareholders.

In addition, the Partnership issued 1,698,187 Exchangeable LP Units in exchange for the remaining 12.15% of the outstanding shares of EDS Holdings Inc. and are reflected in non-controlling interest. Unit issuance costs of $723 (net of a future income tax recovery of $517) were incurred on the initial issuance of the Exchangeable LP Units.

Unit issuance costs of $5,355 (net of a future income tax recovery of $4,055) were incurred on the initial issuance of the Fund Units. Unit issuance costs of $580 (net of a future income tax recovery of $416) were incurred for the over-allotment option. All issuance costs have been funded by the cash consideration received. This acquisition has been accounted for using the purchase method. The consideration paid has been allocated to the assets acquired based on their fair values and the excess of the purchase price over the value of the net identifiable assets acquired has been recorded as goodwill. Acquired intangible assets, other than goodwill and tradenames, are subject to amortization. The allocation of the purchase price is before the redemption of the Exchangeable LP Units and units owned by the former shareholders described below. There is no effect to the value of the assets acquired and liabilities assumed on the step acquisition. The allocation of the purchase price is as follows:

Account receivable	$18,744
Inventories	29,107
Prepaids	837
Income taxes recoverable	387
Capital assets	36,097
Deferred costs	183
Future income taxes	1,902
Intangibles	50,979
Goodwill	59,142
Bank indebtedness	(6,249)
Accounts payable and accrued liabilities	(25,393)
Bank credit facility	(50,503)
Promissory note	(4,000)
Future income taxes	(18,256)

Net assets	92,977
Non-controlling interest	11,300

$81,677

Consideration:
Cash	$69,423
Employee units (net of deferred compensation)	3,837
Former shareholder units	8,417

$81,677

On June 14, 2005 the underwriters exercised their over-allotment option, resulting in the issuance by the Fund of an additional 1,657,500 units at a price of $10 per unit for gross proceeds of $16,575. The cost of issuing the Units was $996 resulting in net proceeds of $15,579. The net proceeds were used by the Fund to indirectly repurchase 1,108,505 Exchangeable LP Units and 548,995 units of the Fund previously issued to former shareholders. Upon the repurchase of Exchangeable LP Units and former shareholder units, the unitholders ownership percentage in the Fund increased from 87.85% to 95.78%, resulting in a reduction of minority interest from the issuance of the additional units.

On March 2, 2006 the Fund formed E. D. Smith & Sons, LP (the “LP”). On June 5, 2006, the LP indirectly acquired substantially all the operating assets and certain liabilities of Seaforth Creamery Inc. (the “Seaforth”) for total consideration of $113.8 million including acquisition costs.

2.	Summary of significant accounting policies

The consolidated financial statements of the Fund have been prepared by management in accordance with Canadian generally accepted accounting principles and within the framework of the significant accounting policies summarized below.

Principles of consolidation

These consolidated financial statements include the accounts of the Fund, the Trust, the Partnership, the LP, E. D. Smith and Sons, Limited, and its wholly owned subsidiaries, E. D. Smith, Inc. and E. D. Smith USA Inc.

Revenue recognition

Effective January 1, 2006, the Fund adopted the new accounting standard which applies to fiscal years beginning on or after January 1, 2006. The Fund has reviewed its policy on revenue recognition, and determined that is should reclassify as a deduction from net sales, customer sales incentives related to certain rebates, promotion funds and product listing fees. Previously these costs had been included in direct margin. The prior year’s comparative figures have been restated to reflect this change in classification. This change results in a reclassification of sales on the consolidated statement of earnings and deficit but does not result in a change in direct margin or net earnings.

	Year ended 2006			Period June 3 to December 31, 2005
	Sales prior to		Balance as	Sales prior to		Balance as
	adjustment	adjustment	reported	adjustment	adjustment	reported
Revenue	255,175	(9,824)	245,351	113,640	(3,998)	109,642
The Fund recognizes revenue from the sale of manufactured goods when all of the following criteria have been met: a valid customer order with a fixed price has been received; the product has been shipped and title has transferred to the customer; there is no further obligation to assist in the resale of the product; and collectibility is reasonably assured. Revenue and cost of sales are recognized as such when the Fund is acting as principal and is subject to significant risks and rewards of the business. Commissions, when the Fund is acting as an agent, are included in revenues when the related sale is effected.
Cash and cash equivalents
Cash and cash equivalents consists solely of cash.
Inventories
Inventories are stated at the lower of cost, applied on a first-in, first-out basis, and market value. Market value for raw materials, packaging materials and work-in-process is defined as replacement cost and for finished goods as net realizable value.

Capital assets
Capital assets are carried at cost less accumulated amortization. Amortization is provided over the estimated useful lives of the assets on the following basis:

	Method	Rate
Buildings	Straight - line	20 - 50 years

Building improvements	Straight - line	10 - 25 years

Machinery and equipment	Straight - line	5 - 25 years

Computer software	Straight - line	3 - 10 years
Computer hardware is also leased under operating leases with three-year terms.
The Fund evaluates the recoverability of its long-lived assets and, when the carrying value of a particular asset is deemed to exceed its recoverable value, such assets are written down to their fair value and a corresponding charge to earnings is recorded. Repairs and maintenance are charged to operations as incurred.
Deferred financing costs
The costs of obtaining long-term debt are deferred and amortized on a straight-line basis over the term of the debt to which those costs relate.
Deferred warehouse lease costs
Deferred warehouse lease costs resulted on the acquisition of EDS Holdings Inc. in 2005 with respect to a seven-year warehouse lease that included an eighteen-month rent-free period, and represent the fair market value of the lease at acquisition. The warehouse lease costs have been amortized on a straight-line basis over the eighteen-month rent free period, since it was determined that the rental payments to be made in the subsequent sixty-six months represented market rates at acquisition.
Deferred software maintenance fees
Deferred software maintenance fees consist of payment during 2006 for a three year renewal for software maintenance support for computer software installed during 2003 that supports sales forecasting and production scheduling. The deferred software maintenance fees are being amortized on a straight-line basis over the three-year period.
Goodwill and intangible assets
The Fund evaluates its goodwill annually to determine potential impairment. In addition to the annual impairment test, the Fund will perform an impairment test if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Testing for impairment is accomplished by determining whether the fair value of the reporting unit based on discounted cash flows, exceeds the net carrying amount of the reporting unit at the assessment date. If the fair value is greater than the carrying amount, no impairment is necessary. In the event that the carrying amount exceeds the fair value, a second test must be performed whereby the fair value of the goodwill must be estimated to determine if it is less than its carrying value. Fair value of goodwill is estimated in the same manner as goodwill is determined in an acquisition, that is, the excess of the fair value of the Fund over the fair value of the identifiable net assets and liabilities of the Fund.
The Fund’s intangible assets consist of tradenames/trademarks, customer lists, recipes and supply agreements. Trade names/trademarks are not amortized and are subject to an annual impairment test or more frequently if events or changes in circumstance indicate that the asset may be impaired. Any excess of the carrying value over fair value will be charged to income in the period in which the impairment is determined. Customer lists are amortized on a straight-line basis over ten years and the recipes are amortized on a straight-line basis over six to nine years. Supply agreements are amortized on a straight-line basis over four years.

The Fund reviews the carrying value of its indefinite life intangible assets annually, or more frequently if events or changes in circumstances indicate that the assets might be impaired. The tradenames / trademarks will be written down if the carrying amount of the assets exceeds their fair value. The customer list, recipes and supply agreement are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. When the carrying values of the customer list, recipes or supply agreement are less than their net recoverable value as determined on an undiscounted basis, an impairment loss is recognized to the extent that fair values, measured as the discounted cash flows over the life of the assets when quoted market prices are not readily available, are below the assets’ carrying values.
Future income taxes
Under the terms of the Income Tax Act (Canada), the Fund will not be subject to income taxes to the extent that its taxable income and taxable capital gains are paid or payable to its unitholders. Accordingly, no provision for current income taxes for the Fund has been made. In addition, the Fund is contractually committed to distribute to its unitholders all, or virtually all of its taxable income and taxable capital gains that would otherwise be taxable to it, and the Fund intends to continue not to be subject to income taxes. Income tax obligations relating to distributions of the Fund are the obligations of the unitholders.
The incorporated entities, E. D. Smith & Sons, Limited, E. D. Smith, Inc., and E. D. Smith USA Inc. are subject to corporate income taxes as computed under the Income Tax Act and the CICA Handbook section 3465.
The Fund’s subsidiary companies record income taxes using the liability method. Under this method, future income taxes are recognized based on the expected future tax consequences of differences between the carrying amount of assets and liabilities and their corresponding tax bases, using substantively enacted income tax rates for the periods in which the differences are expected to reverse. Future tax assets, if any, are recognized only to the extent that, in the opinion of management, it is more likely than not that the assets will be realized.
Foreign currency translation
Integrated Foreign Operations
The accounts of the integrated foreign subsidiary company, E. D. Smith, Inc., are translated into Canadian dollars on the following basis:
•	Non-monetary assets and liabilities at the historical exchange rate.

•	Monetary assets and liabilities at the exchange rate prevailing at the consolidated balance sheet date.

•	Revenue and expenses at weighted average exchange rates for the period.
Translation gains and losses are included in the determination of earnings for the period.
Self-Sustaining Foreign Operations
The accounts of the self-sustaining subsidiary company, E. D. Smith USA Inc., are translated into Canadian dollars using the current rate method, under which all assets and liabilities are translated at the exchange rate prevailing at the period end, and revenue and expenses are translated at the average exchange rate during the period. The resulting gains or losses are not included in earnings but are deferred and shown as a cumulative translation adjustment, a separate component of unitholder’s equity. The appropriate amounts of exchange gains and losses accumulated in the separate component of unitholder’s equity are reflected in earnings when there is a reduction in the Fund’s net investment in the subsidiary as a result of capital transactions.

Foreign currency transactions and balances

Assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rate prevailing at the consolidated balance sheet date. The portion of revenue and expenses that are hedged are recorded at the hedged exchange rates. The portion that is not hedged is recorded at the weighted average exchange rate for the period.

Exchange gains or losses are included in the determination of earnings for the period.

Financial instruments

The fair market values of the Fund’s current financial assets and liabilities approximate carrying values due to their short-term nature. The fair market values of long-term debt instruments bearing interest at rates that float with prime are also considered to approximate their carrying values.

The Fund enters into interest rate swap agreements with the purpose of limiting exposure to interest rate fluctuations on its long-term debt. When the interest rate swap agreements are considered effective hedges, gains or losses are accounted for as a component of the related hedged transaction. If the hedges are not, or cease to be considered effective, the Fund marks to market the derivative instruments through income. The Fund enters into foreign currency contracts to minimize its exposure to fluctuations in foreign currency exchange rates. These contracts are intended to limit the exposure of the ensuing years’ cash flow based on foreign currency inventory purchases. When the foreign exchange contracts are considered effective hedges, exchange gains or losses are accounted for as a component of the related hedged transaction. If the hedges are not, or cease to be considered effective, the Fund marks to market the derivative instruments through earnings.

In order for a derivative to qualify as a hedge, the hedging relationship must be designated and formally documented at its inception, detailing the particular risk management objective and strategy for the hedge and the specific cash flows being hedged, as well as how effectiveness is being assessed. Changes in the fair value of the derivative must be highly effective in offsetting changes in the amounts of the hedged cash flows. Hedge effectiveness is evaluated at the inception of the hedging relationship and on an ongoing basis.

Use of estimates

The preparation of consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The more significant accounting estimates relate to goodwill and intangible assets, capital assets and inventory valuation.

3.	Acquisitions

On May 12, 2006 the Fund indirectly purchased all the business assets related to the grocery products division of Golden Valley Foods Limited., a B.C. based manufacturer of private label and branded fruit-based products, for cash consideration of $5.1 million, including acquisition costs.

The acquisition has been accounted for using the purchase method, with the results of operations included in the financial statements from the date of acquisition. The following table summarizes the amounts paid or payable at the date of the acquisition and the allocation of the purchase price based on management’s estimates of the fair values of the assets and liabilities assumed:

Net assets acquired, at assigned values, are as follows:

Inventories	$2,976
Capital assets	688
Intangible assets	730
Goodwill	786
Accounts payable and accrued liabilities	(99)

$5,081

Consideration
Cash	$4,835
Acquisition costs	246

$5,081

The acquired intangible assets are attributable to customer relationships and recipes and are being amortized on a straight-line basis over their estimated useful lives of 10 years and 9 years respectively.
On March 2, 2006 the Fund formed E. D. Smith & Sons, LP (the “LP”). On June 5, 2006, the LP indirectly acquired substantially all the operating assets and certain liabilities of Seaforth for total consideration of $113.8 million including acquisition costs. Total consideration included 2,000,000 Exchangeable LP Units valued at $18.7 million, each of which are exercisable to acquire one Fund Unit, subject to the terms and conditions of the Exchange Agreement and the Purchase and Sale Agreement.
The acquisition has been accounted for using the purchase method, with the results of operations included in the financial statements from the date of acquisition. The following table summarizes the amounts paid or payable at the date of the acquisition and the allocation of the purchase price, based on management’s estimates of the fair values of the assets and liabilities assumed:

Accounts receivable	$8,321
Foreign exchange contracts	1,684
Inventories	13,248
Prepaid expenses	271
Capital assets	15,645
Intangible assets	54,400
Goodwill	26,276
Accounts payable and accrued liabilities	(6,042)

$113,803

Consideration
Cash	$74,263
Exchangeable LP Units (2,000,000 units)	18,700
Purchase price payable	18,494
Acquisition costs	2,346

$113,803

The acquired intangible assets are attributable to customer relationships and recipes and are being amortized on a straight-line basis over their estimated useful lives of 10 years and 6 years respectively.
In accordance with generally accepted accounting principles, the value of the two million Exchangeable Units was determined based on the average market price of the Fund’s unit for the two trading days prior to the announcement on April 20, 2006 and two days following the announcement.
The final determination of the purchase price payable was calculated in accordance with the provision of the Purchase and Sale Agreement and reflects the achievement of pre-determined EBITDA thresholds as disclosed in the Purchase and Sale Agreement. The accrual is subject to confirmation by the vendor and is payable by April 10, 2007. A decrease to the acquisition costs of $15, and an increase of $86 in the cash consideration paid resulted as final costs were recognized. Goodwill was adjusted by $14,612 to reflect these changes.

4.	Inventories

Inventories consist of the following:

	December 31, 2006	December 31, 2005
Packaging materials	$5,125	$3,144
Raw materials	9,215	6,212
Finished goods	28,532	15,216

	$42,872	$24,572

5.	Capital assets

Capital assets consist of the following:

	December 31, 2006			December 31, 2005
		Accumulated	Net book		Accumulated	Net book
	Cost	amortization	value	Cost	amortization	value
Land	$1,021	$—	$1,021	$889	$—	$889
Buildings	10,959	855	10,104	9,769	298	9,471
Building improvements	740	96	644	696	30	666
Machinery and equipment	40,544	5,179	35,365	23,071	1,668	21,403
Construction in progress	3,021	—	3,021	1,594	—	1,594
Computer software	1,176	577	599	1,119	227	892

	$57,461	$6,707	$50,754	$37,138	$2,223	$34,915

6.	Deferred costs

Deferred costs consist of the following:

	December 31, 2006			December 31, 2005
		Accumulated	Net book		Accumulated	Net book
	Cost	amortization	value	Cost	amortization	value
Deferred financing costs	$845	$362	$483	$65	$10	$55
Deferred warehouse lease costs	145	145	—	145	54	91
Deferred software maintenance fees	733	262	471	135	63	72
Deferred other costs	—	—	—	278	—	278

	$1,723	$769	$954	$623	$127	$496

7.	Intangible assets

Intangible assets consist of the following:

	December 31, 2006			December 31, 2005
		Accumulated	Net Book		Accumulated	Net Book
	Cost	amortization	Value	Cost	amortization	Value
Tradenames / trademarks	$21,332	$—	$21,332	$21,328	$—	$21,328
Customer list	64,204	5,159	59,045	14,481	766	13,715
Recipes	18,030	2,874	15,156	12,606	835	11,771
Supply agreement	1,900	752	1,148	1,900	277	1,623

	$105,466	$8,785	$96,681	$50,315	$1,878	$48,437

8.	Bank credit facility
Immediately prior to the purchase of the assets of Seaforth, E.D. Smith & Sons Ltd. obtained a new credit facility. The fees associated with this refinancing have been deferred and amortized over the 3-year term of this facility.
The $85,000 revolving facility may be used for ongoing operating requirements, working capital requirements, general corporate purposes including the payment of distributions required due to cash flow fluctuations, repayment of existing bank facilities and for certain acquisitions and investments. The revolving facility has no scheduled principal repayments prior to May 31, 2009.
The facility contains certain restrictions and requires the achievement of certain financial ratios and other covenants. The Fund has met the requirements of its banking facilities at December 31, 2006.
In addition to the revolving credit facility, a $20.0 million letter of credit was deposited with the Escrow Agent for the Seaforth purchase. The funds were designated for the final payment of the Seaforth purchase price. The estimated final Seaforth payment of $18,494 requires the vendor’s confirmation. The Fund’s intention is to consolidate the letter of credit facility with the existing facility. The covenants will be amended to address the changes in the amount of credit extended.
The interest costs on the outstanding $75,466 revolving facility at December 31, 2006 are at floating rates based on Canadian dollar prime rate, U.S. base rate, LIBOR or bankers acceptance rate plus an applicable margin to those rates. The effective rate on the outstanding revolving facility at December 31, 2006 was 6.17% (2005-5.0%). The Fund has an interest rate swap agreement to fix the interest rate on $25,000 of the aggregate principal amount of the revolving facility at 5.34% per annum for a remaining two years. During the year, the Fund entered into a second interest rate swap agreement to fix the interest rate on an additional amount ranging from $28,000 to a maximum of $53,000 of the aggregate principal amount of the revolving facility at 6.50% per annum over the next three years.
The maturity dates and other significant terms of the interest rate swap match those of the underlying indebtedness. The interest rate swap is designated as a cash flow hedge, and is an effective hedge of the interest rate risk. Any changes in the fair value of the cash flow hedge are deferred and not recognized until the hedged transactions are recorded in income.

9.	Trust Units issued

The capital contributions by unitholders of the Fund are included in Trust Units issued on the consolidated balance sheet as follows.

	Units (#)
		Compensation
	Units	Units	Total
Issued on initial public offering	11,891,681	654,034	12,545,715
Exercise over-allotment	1,657,500	—	1,657,500
Redemption of Units	(548,995)	—	(548,995)
Exchange of Exchangeable LP Units	147,522	—	147,522
Units subject to forfeiture	—	(270,276)	(270,276)

Net Units as of December 31, 2005	13,147,708	383,758	13,531,466
Issue Units June 5, 2006	7,500,000	—	7,500,000
Exchange of Exchangeable LP Units	163,262	—	163,262

Net Units as of December 31, 2006	20,810,970	383,758	21,194,728

		Units ( $000’s)
		Compensation	Unit Issuance
	Units	Units	Costs	Total
Issued on initial public offering	118,917	6,540	(8,442)	117,015
Exercise over-allotment	16,575	—	(996)	15,579
Redemption of Units	(5,490)	—	—	(5,490)
Exchange of Exchangeable LP Units	1,286	—	—	1,286
Units subject to forfeiture (net of amortization of $700)	—	(2,002)	—	(2,002)

	131,288	4,538	(9,438)	126,388
Contribution by unitholders to non-controlling exchangeable LP unitholders				(5,341)

Balance December 31, 2005				121,047

Issued Units June 5, 2006	60,000		(4,595)	55,405
Exchange of Exchangeable LP Units	1,372	—	—	1,372
Units subject to forfeiture (amortization of $1,201)	—	1,201	—	1,201

	192,660	5,739	(14,033)	179,025
Contribution by unitholders to non-controlling exchangeable LP unitholders				(445)

Balance December 31, 2006				178,580

On June 3, 2005, the Fund issued 11,050,000 at a price of $10 per unit realizing proceeds of $110,500 on an initial public offering. The Fund issued 654,034 units at a price of $10 per unit to certain employees and directors to replace existing deferred compensation arrangements and 841,681 units at $10 per unit to former shareholders.
The Fund granted an over-allotment option to the underwriters to purchase up to 1,657,500 additional Units on the same terms as the initial public offering. On June 14, 2005 the over-allotment option was exercised in full with net proceeds from the exercise of the over-allotment used to repurchase 1,108,505 Exchangeable LP Units and 548,995 Units from certain former shareholders of EDS Holdings Inc.
Trust units issued in the comparative December 31, 2005 balance sheet have been decreased by $3,524 pertaining to certain deductible temporary differences on unit issuance costs recorded as at December 31, 2005.
On June 5, 2006, the Fund issued 7,500,000 Units at a price of $8 per unit realizing proceeds of $60,000 on a second public offering. The cost of issuing the Units was $4,595.
A total of 310,784 Exchangeable LP Units have been exchanged to date; 147,522 during the fourth quarter of December 2005, 55,298 during the first quarter of 2006, 94,858 during the second quarter of 2006, 8,714 units during the third quarter of 2006 and 4,392 units during the fourth quarter of 2006. The LP units were exchanged for Units on a one-for one basis. There was no cost of issuing these units.

Fund Units

The Declaration of Trust provides that an unlimited number of Units and Special Voting Units may be issued. Each Unit is transferable and represents an equal undivided beneficial interest in any distributions of the Fund and in the net assets of the Fund. All Units have equal rights and privileges. Each unit entitles the holder thereof to participate equally in allocations and distributions and to one vote at all meetings of unitholders for each whole unit held. The Units issued are not subject to future calls or assessments.

Exchangeable LP Units

The Declaration of Trust provides that Special Voting Units are issued to represent voting rights in the Trust that accompany the Exchangeable LP Units. A Special Voting unit will be issued automatically upon the issue of an Exchangeable LP unit. When an Exchangeable Unit is exchanged into a Trust Unit, all voting rights associated with the Special Voting Unit shall terminate.

On June 3, 2005 the Partnership issued 1,698,187 Exchangeable LP Units (note 9) to former shareholders. On June 14, 2005 the underwriters exercised their over-allotment option, resulting in the Fund repurchasing 1,108,505 Exchangeable LP Units. An exchange of Exchangeable LP Units will be paid in Units on a one-for-one basis. Exchangeable LP Units carry the right to vote at any meeting that unitholders are entitled to vote on the same basis. On June 5, 2006 the Partnership issued 2,000,000 Exchangeable LP Units as part of the purchase transaction described in note 10. At December 31, 2006 the outstanding number of Exchangeable LP Units is 2,278,898.

Employee Units

Consideration for the primary acquisition also included 654,034 units valued at $6,540 issued to certain employees and directors to replace existing deferred compensation arrangements. Of these units 270,276 are subject to forfeiture arrangements based upon continued employment with the Fund or its subsidiaries. Vesting of these units commences May 25, 2007 over varying dates to May 25, 2008. Accordingly, the value of such units are recorded as deferred compensation and deducted from consideration for the acquisition and will be recorded as amortization of deferred costs as the forfeiture provisions expire. During the year ended December 31, 2006, amortization of deferred compensation costs was $1,201 (2005-$701).

10.	Non-controlling interest

Non-controlling interest at December 31, 2006 represents the outstanding Exchangeable LP Units issued to the previous owners of EDS Holdings Inc. and Seaforth by the Partnership. The Partnership initially issued 1,698,187 Exchangeable LP Units and upon execution of the over-allotment option, 1,108,505 Exchangeable LP Units were redeemed by the unitholders of EDS Holdings Inc.

On June 5, 2006 the Partnership issued 2,000,000 Exchangeable LP Units (note 3) to Seaforth at a price of $9.35 per unit, for total proceeds of $18,700. The issuance of these Exchangeable LP Units resulted in a dilution gain of $2,786.

An exchange of Exchangeable LP Units for Units will be on a one-for-one basis. Exchangeable LP Units carry the right to vote at any meeting that unitholders are entitled to vote on the same basis At year end, non-controlling interest in the Fund amounted to 9.71% (2005 – 3.16%).

The Fund declared to the Exchangeable LP unitholders the distributions as disclosed in note 11.

11.	Cumulative Distributions

Distributions are made monthly to unitholders of record on the last business day of each month and paid on the 15th of the following month. Distributions to holders of Exchangeable LP Units are declared on the same basis. Distributions declared during the year ended December 31, 2006 were $18,129 (2005-$8,097) or $0.9987 (2005-$0.5920) per Unit.
Distributions declared during the year ended December 31, 2006 were as follows:

				Distribution
Period	Record Date	Payment Date	Per Unit $	Amount $
Special distribution	December 31, 2005	April 15, 2006	0.0093	128
January 1, 2006 to January 31, 2006	January 31, 2006	February 15, 2006	0.0854	1,183
February 1, 2006 to February 28, 2006	February 28, 2006	March 15, 2006	0.0854	1,183
March 1, 2006 to March 31, 2006	March 31, 2006	April 15, 2006	0.0854	1,183
April 1, 2006 to April 30, 2006	April 30, 2006	May 15, 2006	0.0854	1,191
May 1, 2006 to May 31, 2006	May 31, 2006	June 15, 2006	0.0854	1,191
June 1, 2006 to June 30, 2006	June 30, 2006	July 15, 2006	0.0854	1,832
July 1, 2006 to July 31, 2006	July 31, 2006	August 15, 2006	0.0854	1,833
August 1, 2006 to August 31, 2006	August 31, 2006	September 15, 2006	0.0854	1,833
September 1, 2006 to September 30, 2006	September 30, 2006	October 15, 2006	0.0854	1,833
October 1, 2006 to October 31, 2006	October 31, 2006	November 15, 2006	0.0854	1,833
November 1, 2006 to November 30, 2006	November 30, 2006	December 15, 2006	0.0854	1,833
December 1, 2006 to December 31, 2006	December 31, 2006	January 15, 2007	0.0500	1,073
Distributions declared during the year ended December 31, 2006 were $1,439 (2005-$335) or $0.9987 ($0.5920) per Unit.
Distributions declared during the year ended December 31, 2006 to non-controlling interests were as follows:

				Distribution
Period	Record Date	Payment Date	Per Unit $	Amount $
Special distribution	December 31, 2005	April 15, 2006	0.0093	4
January 1, 2006 to January 31, 2006	January 31, 2006	February 15, 2006	0.0854	33
February 1, 2006 to February 28, 2006	February 28, 2006	March 15, 2006	0.0854	33
March 1, 2006 to March 31, 2006	March 31, 2006	April 15, 2006	0.0854	33
April 1, 2006 to April 30, 2006	April 30, 2006	May 15, 2006	0.0854	25
May 1, 2006 to May 31, 2006	May 31, 2006	June 15, 2006	0.0854	25
June 1, 2006 to June 30, 2006	June 30, 2006	July 15, 2006	0.0854	196
July 1, 2006 to July 31, 2006	July 31, 2006	August 15, 2006	0.0854	195
August 1, 2006 to August 31, 2006	August 31, 2006	September 15, 2006	0.0854	195
September 1, 2006 to September 30, 2006	September 30, 2006	October 15, 2006	0.0854	195
October 1, 2006 to October 31, 2006	October 31, 2006	November 15, 2006	0.0854	195
November 1, 2006 to November 30, 2006	November 30, 2006	December 15, 2006	0.0854	195
December 1, 2006 to December 31, 2006	December 31, 2006	January 15, 2007	0.0500	115
12.	Restructuring costs

During the year, the Fund recorded restructuring charges of $3,991, relating to employee expenses associated with a severance payment to the former CEO and the integration of the combined businesses under a common corporate structure which resulted in employee severances completed in February 2007. At December 31, 2006, an amount of $3,047 is included in accrued liabilities related to these restructuring charges.

13.	Pension Plan

The Fund has a defined contribution pension plan. During the year, the Fund made pension contributions totaling $865 (2005-$407), of which $356 (2005-$163) is included in selling, general and administrative costs and the balance in costs arriving at direct margin.

14.	Cumulative translation adjustment

The cumulative translation adjustment represents the effect of exchange rate variations on the translation of the Fund’s net investment in E. D. Smith USA Inc., a self-sustaining foreign operation. The unrealized translation loss of $199 as at December 31, 2006 results from the strengthening of the Canadian dollar against the U.S. dollar.

15.	Net Change in non-cash operating working capital balances

	Year Ended	June 3 to
	December 31, 2006	December 31, 2005
Decrease in accounts receivable	$2,076	$991
(Increase) Decrease in inventories	(1,901)	4,252
(Increase) Decrease in prepaid expenses	(212)	142
(Decrease) in accounts payables and accrued liabilities	(1,491)	(7,044)
(Increase) in income taxes recoverable	(3)	(2,046)

Net change in non-cash operating working capital balances	$(1,531)	$(3,705)

16.	Related party transactions

On February 11, 2005, EDS Holdings Inc. acquired the business of North Coast Processing Group. (North Coast) Up to an additional US$5.4 million is payable to the vendor over a four-year period based on the achievement of certain financial results of the acquired business and was evidenced by a promissory note (North Coast Promissory Note). The North Coast Promissory Note is repayable as follows:
1.	If the EBITDA of North Coast is at least US$5 million (the “Threshold Amount”) in any year during the four-year period ended December 31, 2008, then the vendor will be entitled to a payment of US$500,000 for such year or years in which the Threshold Amount is achieved plus accrued interest on that amount. If the Threshold Amount is not attained in a fiscal year, no payment shall be made for such year. The Threshold Amount was not attained during the initial fiscal period ended December 31, 2005 and no payment was made. In a subsequent fiscal year, if the average EBITDA for that fiscal year and each prior fiscal year results in the Threshold Amount having been attained for all such years, a payment of US$500,000 shall be made for each prior fiscal year for which such a payment was not made, plus accrued interest on such amounts. The principal amount of the North Coast Promissory Note will be reduced by each of these payments.

2.	If the total EBITDA of North Coast for the four years ended December 31, 2008 is at least US$20 million, then the vendor will be entitled to a payment equal to the then outstanding principal amount of the North Coast Promissory Note (net of any payments described above) plus accrued interest on that amount.

3.	In addition, if for the fiscal year of North Coast ended December 31, 2006, the average EBITDA of North Coast for that year and for the fiscal year of North Coast ended December 31, 2005 is equal to or greater than the Threshold Amount, the principal amount of the North Coast Promissory Note will be paid to the vendor at the rate of US$500,000 per annum, together with accrued interest thereon, on or before March 30 in each of the succeeding fiscal years until March 30, 2009, when the remaining balance of the principal amount, together with accrued interest thereon, will become due and payable.

4.	If, during the four-year period ended December 31, 2008, the aggregate EBITDA of North Coast is less than US$20 million, the vendor will be entitled to a payout equal to the product of $5.4M multiplied by the fraction determined by dividing the aggregate EBITDA by $20M less any amounts previously paid together with accrued interest thereon.
For the purposes of the North Coast Promissory Note, “EBITDA” is defined as earnings before interest, income taxes, depreciation and amortization, and depletion, provision for site restoration and reforestation, in each case as determined in accordance with U.S. generally accepted accounting principles.
At year-end there is a receivable of $208 from the vendor of North Coast, as defined in the purchase and sale agreement, arising from excess costs incurred in construction of the Waste Water Treatment plant. The receivable is current and expected to be paid under normal terms of credit.

During 2006, the LP entered into a lease of a facility from a related entity of a Trustee. The cost during the year was $751, which was recorded at the exchanged amount.

17.	Financial instruments

Credit risk

At December 31, 2006, the Fund’s accounts receivable included one customer that represented more than 10% of the total accounts receivable balance. The customer’s outstanding balance represents 26% (2005 – 25%) of the total accounts receivable. This account is paid regularly within normal commercial terms. During the year ended December 31, 2006 this customer represented 25% (2005 – 26%) of total revenue.

In the ordinary course of business, the Fund has ongoing commitments to deliver private label products to certain customers.

Interest rate risk

The Fund is exposed to interest rate risk in the event of fluctuation in the Canadian dollar prime rate, U.S. base rate, LIBOR or bankers acceptance rate on the revolving credit facility. The Fund has entered into an interest rate swap contract with an approved creditworthy counterparty to manage current and anticipated exposure to interest rate risk through May 2, 2008 on $25,000 aggregate principal amount on the revolving credit facility. During the year, the Fund entered into a second interest rate swap agreement to fix the interest rate on an additional amount ranging from $28,000 to a maximum of $53,000 of the aggregate principal amount of the revolving facility at 6.50% per annum over the next three years

Foreign exchange risk

The Fund is exposed to Canadian/US$ currency fluctuations on cross-border transactions and on translation of the net investment in, and earnings of E. D. Smith, Inc., and E. D. Smith USA Inc. The Fund hedges the foreign currency exposure on anticipated US$ inventory purchases with derivatives that have a total notional amount of $14,813 over a 2 year period. On $5,367, the Fund is required to buy US$ (sell Canadian dollars) at US/Cdn $1.24 and on $873, the Fund is required to buy US$ (sell Canadian dollars) at US/Cdn $1.195 and on US$1,167, the Fund is required to buy US$ (sell Canadian dollars) at US/Cdn $1.191. On the other half of the notional amount, the Fund has a call option to buy US$5,367 at US/Cdn. $1.24 and US$873 at US/Cdn $1.195 and US$1,167 at US/Cdn $1.191. The fair value of the foreign currency agreement as at December 31, 2006 represents an unrealized loss of $456.

A foreign currency gain of $414 from operations has been recorded during the year ended December 31, 2006.

18.	Commitments and contingency

a. Lease commitments

The Fund has entered into agreements to lease premises, equipment and computer hardware under operating lease agreements expiring at various dates to 2011. In aggregate, the commitments total $9,856. The future minimum rental payments for each of the next five years are as follows:

2007	2,392
2008	2,114
2009	2,008
2010	1,799
2011	1,543

$9,856

b. Commodity commitments

The Fund regularly commits to purchase commodities in advance in the normal course of business. Short-term letters of credit, which are not material in amount, are used from time to time in this process. At December 31, 2006 the Fund had aggregate purchase commitments of $49,296.

19.	Income taxes

The recovery for income taxes differs from the provision computed at statutory rates due to the various adjustments outlined below:

		June 3, 2005 to
	December 31, 2006	December 31, 2005
Earnings before income taxes and non-controlling interest	$(429)	$1,841
Earnings not subject to tax accounting	(14,323)	(8,432)

	(14,752)	(6,591)

Statutory tax rate	36.1%	36.1%
Income tax recovery at statutory tax rate	(5,326)	(2,379)
Adjustments to income taxes
Foreign tax rates differential	(157)	(100)
Manufacturing and processing tax credit	188	69
Effect of tax rate changes	(646)	—
Permenant differences	277	199
Losses in subsidiaries not benefitted	1,626	—
Other	918	(22)

Provision for Income Taxes	(3,119)	(2,233)

Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Funds future income tax assets and liabilities are as follows:

Accounting provisions	$976	$535
Deferred financing fees	97	161
Cumulative elgible capital	94	20
Unit issue costs	110	344
Scientific Research & Developoment	55	—
Non deductible interest under section 163j	941	—
Losses carried forward	3,433	—

	5,706	1,060
Less: valuation allowance	1,626	—

	4,080	1,060
Less: current portion	976	535

Non-current future income tax assets	3,104	525

Future Income Tax Liabilities
Scientific Research & Developoment	—	28
Capital assets	2,458	3,147
Intangible assets	11,725	13,557

Non-current future income tax liabilities	14,183	16,732

Net non-current future income tax liabilities	$11,079	$16,207

At December 31, 2006 the Fund had loss carry forwards of $10,000 expiring at various dates as follows: 2015 — $2,225, 2025 — $835, and 2026 — $6,940. A valuation allowance has been created against the US future income tax asset as it is more likely than not that the tax asset will not be realized.
On October 31, 2006, the Canadian federal government announced tax proposals pertaining to the taxation of distributions paid by income trusts and changes to the personal tax treatment of trust distributions that will be applicable starting in 2011.
Currently, the Fund does not pay income tax as long as distributions to Unitholders exceed the amount of the Fund’s income that would otherwise be taxable. The proposed new law will result in a two-tiered tax structure similar to that of corporations whereby the taxable portion of distributions would be subject to income tax payable by the Fund at a rate of 31.5%, while taxable Canadian Unitholders would receive the favourable tax treatment on distributions currently applicable to qualifying dividends. The Funds currently non-taxable entities will need to record future taxes on their respective temporary differences if the new legislation is passed.

As of the date of these financial statements, the government’s proposal remains draft and has not been passed into law.

In addition to the foregoing, the Fund is subject to various additional uncertainties concerning the interpretation and application of Canadian and U.S. tax laws that could affect the Fund’s profitability and cash flows.

The Fund has received opinions from U.S. tax counsel on certain tax matters related to its investment in its U.S. subsidiary. The consolidated financial statements of the Fund reflect those opinions; specifically that loans to the U.S. subsidiary should be respected as debt and the interest on those loans should be deductible by the U.S. subsidiary for U.S. federal income tax purposes, subject to limitations imposed by Section 163(j) of the Internal Revenue Code of 1986, and that interest should be subject to U.S. federal income tax withholding.

There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge various tax filing positions taken by the Fund. Management believes it is unlikely that the IRS would be successful; however, the effect on the income of the Fund and the net cash received by the Fund of a successful challenge by the IRS could negatively impact cash received by the Fund through its investments in the U.S. subsidiary.

In addition to the foregoing, and in common with other complex international business structures, the Fund is subject to various additional uncertainties concerning the interpretations and application of Canadian and U.S. tax laws, including uncertainties related to implementing regulations on recently enacted U.S. tax laws. If tax authorities disagreed with the Fund’s application of tax laws, or if new implementing regulations are enacted broadly and retroactively, the Fund’s profitability and cash flows could be adversely affected.

20.	Segmented information

During the year, the Fund operated one reportable segment: the manufacturing and marketing of fruit, sauce and oil based food products. The Fund has two geographic segments, Canada and United States.

	Year ended			June 3, 2005 to
	December 31, 2006			December 31, 2005
	Canada	United States	Total	Canada	United States	Total
	$	$	$	$	$	$
Revenue	150,310	95,041	245,351	77,101	32,541	109,642

	December 31, 2006			December 31, 2005
	Canada	United States	Total	Canada	United States	Total
				$	$	$
Assets	263,707	40,929	304,636	154,416	35,937	190,353
Intangibles	88,521	8,160	96,681	39,332	9,105	48,437
Goodwill	81,368	4,507	85,875	54,443	4,362	58,805

Revenue by geographic segment is determined based on country of destination.

21.	Comparative consolidated financial statements

The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2006 consolidated financial statements.

22.	Differences between Canadian and United States of America Generally Accepted Accounting Principles

The consolidated financial statements of the Fund have been prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) which in most respects, conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The significant differences as they apply to the Fund are shown below. All amounts are in thousands (unless otherwise noted) and Canadian Dollars. Where applicable, the tax rate applied to the adjustments is 34.48%.

Consolidated statements of earnings in accordance with U.S. GAAP are as follows:

	2006	2005
Earnings — Canadian GAAP	$5,309	$3,924

Dilution gain adjustment (b)	(2,688)	—
Tax credit adjustment (d)	—	(230)

Earnings — U.S. GAAP	$2,621	$3,694

Earnings per Fund Unit
Basic	$0.15	$0.28
Diluted	$0.13	$0.26

Weighted average units outstanding
Basic (actual, not in thousands)	17,973,567	13,342,489
Diluted (actual, not in thousands)	19,439,380	13,973,560

Consolidated balance sheets in accordance with U.S. GAAP are as follows:

	CDN GAAP	U.S. GAAP	CDN GAAP	U.S. GAAP
	2006	2006	2005	2005
ASSETS
Current Assets
Cash and cash equivalents	$1,334	$1,334	$2,066	$2,066
Accounts receivable — trade	23,718	23,718	17,440	17,440
Inventories	42,872	42,872	24,572	24,572
Prepaid expenses	1,133	1,133	650	650
Income taxes recoverable	339	339	2,437	2,437
Future income taxes (c)	976	1,253	535	937

Total current assets	70,372	70,649	47,700	48,102

Capital assets, net	50,754	50,754	34,915	34,915
Deferred cost, net	954	954	496	496
Derivative financial instruments (c)	—	210	—	276
Intangible assets	96,681	96,681	48,437	48,437
Goodwill (b, c)	85,875	82,957	58,805	58,575

Total Assets	$304,636	$302,205	$190,353	$190,801

LIABILITIES AND UNITHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$22,293	$22,293	$17,861	$17,861
Purchase price payable	18,494	18,494	—	—
Distributions payable to unitholders	1,073	1,073	1,179	1,179
Distributions payable to exchangeable LP unitholders	115	115	37	37
Derivative financial instruments (c)	—	740	—	1,167

Total current liabilities	41,975	42,715	19,077	20,244

Bank credit facility	75,466	75,466	36,717	36,717
Future Income taxes (c)	11,079	11,174	16,207	16,302

Total liabilities	128,520	129,355	72,001	73,263

Non-controlling interest (e)	17,101	17,060	3,851	3,833
Temporary equity (a)	—	101,719	—	123,336

Unitholders’ equity
Trust units issued (a)	178,580	—	121,047	—
Deficit (a,c,d)	(16,993)	56,950	(4,173)	(6,692)
Accumulated other comprehensive loss	(2,572)	(2,879)	(2,373)	(2,939)

Total unitholders’ equity	159,015	54,071	114,501	(9,631)

Total liabilities and unitholders’ equity	$304,636	$302,205	$190,353	$190,801

a.	Unitholders’ Equity

Under adoption of EITF D-98 “Classification and Measurement of Redeemable Securities”, the Fund records the redemption value of all outstanding Trust units as temporary equity on the consolidated balance sheets. The amount included for Unitholders’ Equity is reduced by an amount equal to the redemption value of the Trust units as at the balance sheet date. The redemption value of the Trust units is determined with respect to the trading value of the Fund, and the amount of the redemption value is classified as temporary equity. Under Canadian GAAP, all Trust units are classified as Unitholders’ Equity. As at December 31, 2006 and 2005, the Fund has classified $101,719 and $123,336 respectively, as temporary equity in accordance with U.S. GAAP, after adjusting the amount to the redemption value.

As of and for the year ended December 31, 2006, the Trust units were reduced to the redemption value by $76,861, with the offset being recorded through Unitholders’ Equity. As of December 31, 2005 and the period from June 3, 2005 to December 31, 2005, the Trust units were increased to the redemption value by $2,289, with the offset being recorded through Unitholders’ Equity. Upon adjustment to the redemption value, the unitholder value was reclassified as temporary equity.

b.	Dilution Gain Adjustment

In 2006 the Fund recorded a dilution gain upon the issuance of a subsidiary’s securities (Exchangeable Units) in connection with a purchase of a business. For Canadian GAAP purposes, the Exchangeable Units were measured using the average price 2 days before and after April 20, 2006, the announcement date. For U.S. GAAP purposes, the exchangeable units were measured as of the consummation date, June 3, 2006. By measuring the Exchangeable Units at the consummation date, the dilution gain was reduced by $2,688 to $98 under U.S. GAAP.

c.	Derivatives and Other Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS133”), as modified by SFAS No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value, and that change in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. This statement requires an entity to establish, at the inception of a hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspects of the hedge. Those methods must be consistent with the entity’s approach to managing risk.

For Canadian GAAP purposes the Fund identified its derivative financial instruments as cash flow hedges, which include interest rate swap agreements and hedges of foreign currency fluctuations. The interest rate agreements adjust the variable rate debt to fixed rate debt. The foreign currency hedges were put in place due to the exposure to Canadian/US Dollar currency fluctuations on cross border transactions.

Effective January 1, 2007, the Fund adopted CICA Handbook Section 3855 — Financial Instruments — Recognition and Measurement, Section 3865 — Hedges — and Section 1530 — Comprehensive income. This will effectively eliminate U.S. GAAP differences for periods after January 1, 2007

In accordance with Canadian GAAP, payments or receipts on these contracts were recognized in earnings concurrently with the hedged transactions. The fair values of the contracts accounted for as hedges were not reflected in the consolidated financial statements under Canadian GAAP.

The following adjustments were made to reconcile the Canadian GAAP to U.S. GAAP:

	2006	2005
Derivative asset — increase	$210	$276
Derivative liability — increase	740	1,167
Other comprehensive loss	(348)	(584)
Increase to future income tax asset	277	402
Increase to future income tax liability	95	95
d.	Tax credit adjustment

For purposes of Canadian GAAP, the Fund recognized previously unrecognized income tax credit carry-forwards of an acquired entity through the Consolidated Statements of Earnings and Deficit, net of tax. However, under U.S. GAAP, subsequent realization of previously unrecognized tax benefits of an acquired entity would first be applied to goodwill arising on the purchase, then to intangibles and finally to earnings. The required adjustment is listed below.

The following adjustments were made to reconcile Canadian GAAP to U.S. GAAP:

	2006	2005
Increase in expense	$—	$230
Decrease in goodwill	230	230
Increase in deficit	230	—
e.	Comprehensive Income (Loss)

Comprehensive Income (Loss) for the year ended December 31, 2006 and the period June 3, 2005 to December 31, 2005:

	2006	2005
Earnings — U.S. GAAP	$2,621	$3,694
Change in foreign exchange contracts, net of tax	471	(765)
Change in interest rate swaps, net of tax	(235)	181
Minority interest	23	18
Change in cumulative translation adjustment	(199)	(2,373)

Total comprehensive income (loss)	$2,681	$755

f.	Financial statement subtotals

The Fund presents funds from operations before changes in non-cash working capital as a subtotal in the consolidated statement of cash flows. This line item would not be presented in a cash flow statement prepared in accordance with U.S. GAAP.

The Fund presents earnings before interest, income taxes, amortization, non-controlling interest, and dilution gain. This line item would not be presented in a consolidated statement of earnings and deficit prepared in accordance with U.S. GAAP.

g.	Recent U.S. Accounting Standards

In February 2006, the FASB issued SFAS No. 155 (“SFAS 155”), “Accounting for Certain Hybrid Financial Instruments-an Amendment of FASB Statements No. 133 and 140.” This statement Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of this Statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Fund is currently assessing the impact of Statement 155 on its consolidated financial statements.

On July 13, 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 clarifies what criteria must be met prior to recognition of the financial statement benefit of a position taken in a tax return. FIN No. 48 will require companies to include additional qualitative and quantitative disclosures within their financial statements. The disclosures will include potential tax benefits from positions taken for tax return purposes that have not been recognized for financial reporting purposes and a tabular presentation of significant changes during each period. The disclosures will also include a discussion of the nature of uncertainties, factors which could cause a change, and an estimated range of reasonably possible changes in tax uncertainties. FIN No. 48 will also require a company to recognize a financial statement benefit for a position taken for tax return purposes when it will be more-likely-than-not that the position will be sustained. FIN No. 48 will be effective for fiscal years beginning after December 15, 2006. The Fund’s preliminary analysis indicates no adjustment will be required upon adoption of FIN 48.

In September 2006, the FASB issued SFAS 157 “Fair Value Measurement,” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. The Fund is currently evaluating the impact SFAS 157 will have on its financial statements.

In September 2006, the SEC issued Staff Accounting Bulleting (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which provides interpretive guidance on the quantification of financial statement misstatements in order to eliminate the diversity in practice that currently exists among public companies. SAB No. 108 is required to be applied to annual financial statements for the first fiscal year ending after November 15, 2006. The adoption of SAB No. 108 did not have an impact on the Fund’s Financial Statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, which permits measurement of financial instruments and other certain items at fair value. SFAS No. 159 does not require any new fair value measurements. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is permitted provided that SFAS No. 157 is concurrently adopted. The Fund is currently evaluating the impact SFAS No. 159 will have on its financial statements.

E.D. SMITH INCOME FUND
Consolidated Financial Statements
For the three and six months ended June 30, 2007 and June 30, 2006

E. D. SMITH INCOME FUND
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As at	As at
(stated in thousands of dollars)	June 30, 2007	December 31, 2006
	$	$
ASSETS
Current assets
Cash and cash equivalents	2,280	1,334
Accounts receivable — trade (note 13)	22,089	23,718
Inventories	43,200	42,872
Prepaid expenses	1,979	1,133
Derivative financial instruments (note 3)	253	—
Income taxes recoverable	47	339
Future income taxes	762	976

Total current assets	70,610	70,372
Capital assets, net	50,195	50,754
Deferred costs, net	373	954
Derivative financial instruments (note 3)	264	—
Intangible assets	91,351	96,681
Goodwill (notes 4 and 12)	91,529	85,875

	304,322	304,636

LIABILITIES AND UNITHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	26,009	22,293
Deferred income	438	—
Purchase price payable (notes 4 and 5)	—	18,494
Distributions payable to unitholders (note 8)	1,073	1,073
Distributions payable to exchangeable LP unitholders (note 8)	114	115
Derivative financial instruments (note 3)	820	—

Total current liabilities	28,454	41,975

Bank credit facility (note 5)	97,803	75,466
Deferred income	1,870	—
Future income taxes (note 17)	17,165	11,079

Total liabilities	145,292	128,520

Non-controlling interest (notes 7 and 8)	16,199	17,101

Commitments and contingency (notes 12, 14 and 16)
Unitholders’ equity
Trust units issued (note 6)	179,172	178,580
Deficit	(31,280)	(16,993)
Accumulated other comprehensive loss (note 10)	(5,061)	(2,572)

Total unitholders’ equity	142,831	159,015

	304,322	304,636

On behalf of the Board:	R. J. Nobes	Jack H. Scott
	Trustee	Trustee
See accompanying notes to consolidated financial statements

E. D. SMITH INCOME FUND
CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT
(Unaudited)
(stated in thousands of dollars except per unit and unit amounts)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
	$	$	$	$
Revenue	79,832	56,191	155,318	97,546

Direct margin	12,752	10,575	24,562	19,418
Selling, general and administrative costs	6,511	5,384	13,400	10,009
Restructuring costs (note 9)	—	438	600	1,228

Earnings before interest, income taxes, amortization, and non- controlling interest	6,241	4,753	10,562	8,181
Amortization of capital assets, intangibles and deferred costs	4,028	2,815	8,175	4,956
Interest	1,956	851	3,477	1,363

Earnings (loss) before income taxes, and non-controlling interest	257	1,087	(1,090)	1,862

Income tax provision
Current	204	716	204	100
Future (note 17)	7,964	(1,616)	6,419	(1,750)

	8,168	(900)	6,623	(1,650)

Earnings (loss) before non-controlling interest	(7,911)	1,987	(7,713)	3,512
Non-controlling interest (note 7)	116	159	135	201
Dilution gain (note 7)	—	2,786	—	2,786

Net earnings (loss) for the period	(8,027)	4,614	(7,848)	6,097
Deficit, beginning of period	(20,034)	(6,367)	(16,993)	(4,173)
Distributions declared to unitholders (note 8)	3,219	4,214	6,439	7,891

Deficit, end of period	(31,280)	(5,967)	(31,280)	(5,967)

Earnings per unit — basic	$(0.38)	$0.29	$(0.37)	$0.41

Earnings per unit — diluted	$(0.38)	$0.29	$(0.37)	$0.41

Weighted average number of units outstanding — basic	21,250,169	15,820,468	21,222,757	14,701,224

Weighted average number of units outstanding — diluted	21,250,169	16,256,319	21,222,757	15,541,155

E. D. SMITH INCOME FUND
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(stated in thousands of dollars)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
	$	$	$	$
Net earnings (loss) for the period	(8,027)	4,614	(7,848)	6,097
Change in foreign exchange contracts, net of income taxes	(241)	—	(243)	—
Change in interest rate swaps, net of income taxes	351	—	392	—
Allocation to minority interest	(11)	—	19	—
Change in cumulative translation adjustment	(2,104)	—	(2,308)	—

Comprehensive income (loss) for the period	(10,032)	4,614	(9,988)	6,097

See accompanying notes to consolidated financial statements

E. D. SMITH INCOME FUND
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
(stated in thousands of dollars)	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
	$	$	$
OPERATING ACTIVITIES
Net earnings (loss) for the period	(8,028)	4,614	(7,849)	6,097
Add (deduct) items not involving cash
Non-controlling interest	117	159	136	201
Dilution gain	—	(2,786)	—	(2,786)
Amortization	4,028	2,726	8,175	4,862
Deferred financing fees	79	89	179	94
Future income taxes	7,964	(1,616)	6,419	(1,750)

	4,160	3,186	7,060	6,718
Net change in non-cash operating working capital balances (note 11)	(228)	(4,199)	4,320	(6,179)

Cash provided (used in) by operating activities	3,932	(1,013)	11,380	539

INVESTING ACTIVITIES
Business acquisitions and acquisition costs (note 4)	(24,731)	(79,312)	(24,731)	(79,846)
Purchase of capital assets	(1,836)	(702)	(3,400)	(1,406)
Increase in deferred costs	—	(501)	—	(657)

Cash used in investing activities	(26,567)	(80,515)	(28,131)	(81,909)

FINANCING ACTIVITIES
Issuance of trust units (note 6)	—	60,000	—	60,000
Expenses related to issuance of trust and exchangeable LP units	—	(3,419)	—	(3,419)
Increase (decrease) in deferred income	(108)	—	1,870	—
Increase in bank credit facility	24,877	29,101	22,641	31,118
Distributions to unitholders	(3,219)	(3,693)	(6,439)	(7,241)
Distributions to exchangeable LP unitholders	(342)	(87)	(684)	(190)

Cash provided by financing activities	21,208	81,902	17,388	80,268

Effect of exchange rate changes on cash and cash equivalents	141	147	309	95

Net increase (decrease) in cash and cash equivalents during the period	(1,286)	521	946	(1,007)
Cash and cash equivalents, beginning of period	3,566	538	1,334	2,066

Cash and cash equivalents, end of period	2,280	1,059	2,280	1,059

Supplemental cash flow information
Interest paid	1,821	804	3,313	1,346
Income taxes paid	110	367	194	563
See accompanying notes to consolidated financial statements

1.	Formation of the Fund and the Acquisition

E. D. Smith Income Fund (the “Fund”) is an open-ended, limited purpose trust established under the laws of the Province of Ontario by a Declaration of Trust dated April 29, 2005. The Fund was created to acquire and hold, indirectly through E.D. Smith Operating Trust (the “Trust”), limited partnership units of E.D. Smith Limited Partnership (the “Partnership”), which, in turn, has been formed to acquire all of the outstanding securities of EDS Holdings Inc. (together with its subsidiaries, the “EDS Holdings Inc.”). The Fund remained inactive until June 3, 2005 when the Fund completed an initial public offering of 11,050,000 trust units of the Fund (the “Units”) at a price of $10 per unit, realizing gross proceeds of $110,500. On March 2, 2006 the Fund formed E. D. Smith & Sons, LP (the “LP”). On June 5, 2006, the LP indirectly acquired substantially all the operating assets and certain liabilities of Seaforth Creamery Inc. (the “Seaforth”) for total consideration of $118.8 million including acquisition costs. Total consideration includes an additional $4.9 million in connection with the determination of the final purchase price as disclosed in note 4.

2.	Basis of presentation

The accompanying unaudited interim consolidated financial statements have been prepared by the Fund in accordance with Canadian generally accepted accounting principles with respect to the preparation of interim financial information. Accordingly, they do not include all information and footnotes as required in the preparation of annual financial statements and should be read in conjunction with the December 31, 2006 audited consolidated financial statements and notes included in the Fund’s 2006 Annual Report.

The preparation of interim consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

These interim consolidated financial statements follow the same accounting policies and methods of their application as the December 31, 2006 audited consolidated financial statements, except as described below (note 3).

3.	Accounting policy changes

Effective January 1, 2007 the Fund adopted CICA Handbook Section 3855 “Financial Instruments — Recognition and Measurement”, Section 3861 “Financial Instruments — Disclosure and Presentation”, Section 3865 “Hedges” and Section 1530 “Comprehensive Income”. The adoption of the new standards resulted in changes in accounting for financial instruments and hedges as well as the recognition of certain transition adjustments that have been recorded in accumulated other comprehensive income. The comparative interim consolidated financial statements have not been restated except as noted below. On January 1, 2007, the following adjustments were made to the balance sheet to adopt the new requirements:

January 1, 2007
Derivative financial instruments — foreign exchange contracts (net of tax)	$(294)
Derivative financial instruments — interest rate swaps (net of tax)	(55)

$(349)

The principal changes in the accounting for financial instruments and hedges due to the adoption of these accounting standards are described below:

Financial assets and financial liabilities

Financial assets are accounted for on an amortized cost basis and financial liabilities are accounted for on an accruals basis, consistent with prior accounting policies with the exception of deferred financing costs and derivative financial instruments. Deferred financing costs of $483 at December 31, 2006, that were previously reported in deferred costs, are now netted against the carrying value of the related debt and amortized into interest expense using the effective interest rate method. Prior to the adoption of the new standards, the amortization of deferred financing was included in the amortization line in the consolidated statement of earnings and deficit.

Derivative and hedge accounting

The Fund enters into forward foreign exchange contracts to hedge its exposure in foreign denominated cash flows. The Fund also uses interest rate swaps to limit its exposure to interest rate fluctuations on its long-term debt. Prior to the adoption of the new standards, eligible gains and losses on forward foreign currency contracts that were considered effective hedges were deferred and recognized as part of the cost of inventory purchases and charged or credited to cost of sales when such inventory was sold. Gains and losses on highly effective interest rate swaps were accounted for as a component of the related hedged item. Under the new standards all derivatives, other than those contracts entered into for the Fund’s own expected requirements, are recorded at their fair value.

The effective portion of changes in the fair value of cash flow hedges is recognized in other comprehensive income. Amounts accumulated in other comprehensive income are reclassified to the statement of earnings and deficit in the period in which the hedged item affects the earnings and deficit. Any change in the fair value relating to the ineffective portion of the hedge is recognized immediately in the consolidated statement of earnings and deficit. Based on the changes, no income was recorded in the three-month period ended June 30, 2007 and $2 has been recorded on a year-to-date basis in the consolidated statement of earnings and deficit.

Comprehensive income and accumulated other comprehensive loss

Comprehensive income is composed of the Fund’s net income and other comprehensive income. Other comprehensive income includes changes in the fair value of derivative instruments designated as cash flow hedges and the reclassification to net income of deferred gains on the ineffective portion of the interest rate swaps, all net of income taxes.

The amounts disclosed in other comprehensive income for the three months ended June 30, 2007 are net of income taxes of $57 and represent the change in the fair values on derivatives designated as cash flow hedges. The transition adjustment represents deferred losses on foreign exchange contracts of $294 and deferred losses on the fair value of interest rate swaps of $55, net of taxes, in accumulated other comprehensive loss. Accumulated other comprehensive loss also includes losses on net investments in self-sustaining foreign operations. This cumulative translation adjustment represents the effect of exchange rate variations on the translation of the Fund’s net investment in E. D. Smith USA Inc., a self-sustaining foreign operation. The unrealized translation loss of $2,308 as at June 30, 2007 results from the strengthening of the Canadian dollar against the U.S. dollar. On transition to the new standards, the comparative amounts of other comprehensive income for the period only reflect the amounts previously recorded in the cumulative translation adjustment account.

4.	Acquisition

On March 2, 2006 the Fund formed E. D. Smith & Sons, LP (the “LP”). On June 5, 2006, the LP indirectly acquired substantially all the operating assets and certain liabilities of Seaforth for total consideration of $113.8 million including acquisition costs. Total consideration included 2,000,000 Exchangeable LP Units valued at $18.7 million, each of which are exercisable to acquire one Fund Unit, subject to the terms and conditions of the Exchange Agreement and the Purchase and Sale Agreement. The Purchase and Sale agreement with Seaforth contained a purchase price adjustment based on 2006 EBITDA and working capital. Including additional consideration and acquisition costs, the total Seaforth purchase consideration was$118.8 million.

The acquisition has been accounted for using the purchase method, with the results of operations included in the financial statements from the date of acquisition. The following table summarizes the final allocation of the purchase price, based on management’s estimates of the fair values of the assets and liabilities assumed:

Accounts receivable	$8,321
Foreign exchange contracts	1,684
Inventories	13,248
Prepaid expenses	271
Capital assets	15,645
Intangible assets	54,400
Goodwill	31,251
Accounts payable and accrued liabilities	(6,042)

$118,778

Consideration
Cash	$97,625
Exchangeable LP Units (2,000,000 units)	18,700
Acquisition costs	2,453

$118,778

The acquired intangible assets are attributable to customer relationships and recipes and are being amortized on a straight-line basis over their estimated useful lives of 10 years and 6 years respectively.

In accordance with generally accepted accounting principles, the value of the 2,000,000 Exchangeable Units was determined based on the average market price of the Fund’s unit for the two trading days prior to the announcement on April 20, 2006 and two days following the announcement.

The final determination of the purchase price payable was calculated in accordance with the provision of the Purchase and Sale Agreement and reflects the achievement of pre-determined EBITDA thresholds as disclosed in the Purchase and Sale Agreement. The Fund had entered into an arbitration process with Seaforth to determine the final payment on the Fund’s purchase of the assets of Seaforth Creamery Inc. The Fund paid the Vendor $15,330 in April 2007 representing the minimum undisputed amount of the final payment. Additional consideration of $8,036 was paid to the Vendor as final settlement of the purchase price in accordance with the arbitration settlement ruling, of which $3,164 had been accrued with a resulting adjustment to the original purchase price paid and goodwill. Acquisition costs and goodwill have been adjusted for additional acquisition costs of $107 incurred in reaching the settlement.

5.	Bank credit facility

Immediately prior to the purchase of the assets of Seaforth, E.D. Smith & Sons Ltd. obtained a new credit facility. The fees associated with this refinancing have been deferred and amortized over the 3-year term of the facility. Based on new accounting guidelines effective January 1, 2007 these costs are now netted against the facility for presentation on the balance sheet and their amortization is charged to interest expense.

The $85,000 revolving facility may be used for ongoing operating requirements, working capital requirements, general corporate purposes including the payment of distributions required due to cash flow fluctuations, repayment of existing bank facilities and for certain acquisitions and investments. The revolving facility has no scheduled principal repayments prior to May 31, 2009.

In addition to the revolving credit facility, a $20.0 million letter of credit was deposited with the Escrow Agent for payment of the final installment of the Seaforth purchase price. This letter of credit was converted to cash on April 4, 2007 and $15,330 was paid to Seaforth representing the amount of the minimum undisputed payment of the acquisition. The determination of the remaining payment to Seaforth was resolved through an arbitration process whereby Seaforth received an additional amount of $8,036. $4,670 of this amount was funded from the remaining funds on deposit with the escrow agent and $3,366 was funded from the operating credit facility.

To accommodate the additional credit extended for the final installment of the Seaforth acquisition, the lender has provided a new facility of $24,000, which is in addition to the existing $85,000 credit facility. Covenants have been amended to address the higher borrowing limits.

The facility contains certain restrictions and requires the achievement of certain financial ratios and other covenants. As a result of the additional credit facility and the substantive enactment of the “tax fairness” legislation (note 17), the Fund was in breach of certain requirements of its banking facilities as at June 30, 2007. The lender has subsequently provided amendments to the credit facility that cure the covenant breach.

The interest costs on the outstanding $97,803 revolving facility, net of $304 deferred financing fees, at June 30, 2007 are at floating rates based on Canadian dollar prime rate, U.S. base rate, LIBOR or bankers acceptance rate plus an applicable margin to those rates. The effective rate on the outstanding revolving facility at June 30, 2007 was 6.31% (2006 — 6.36%). The Fund has an interest rate swap agreement to fix the interest rate on $25,000 of the aggregate principal amount of the revolving facility at 5.34% per annum expiring in May 2008. During 2006, the Fund entered into a second interest rate swap agreement to fix the interest rate on an additional amount ranging from $28,000 to a maximum of $53,000 of the aggregate principal amount of the revolving facility at 6.50% per annum expiring in May 2009.

The maturity dates and other significant terms of the interest rate swap match those of the underlying indebtedness. The interest rate swap is designated as a cash flow hedge, and is an effective hedge of the interest rate risk. Any changes in the fair value of the cash flow hedge are deferred and not recognized until the hedged transactions are recorded in income.

6.	Trust Units issued

The capital contributions by unitholders of the Fund are included in Trust Units issued on the consolidated balance sheet as follows.

		Units (#)
		Compensation
	Units	Units	Total

Net Units as of December 31, 2006	20,810,970	383,758	21,194,728

Vesting of units subject to forfeiture	—	180,184	180,184

Net Units as of June 30, 2007	20,810,970	563,942	21,374,912

		Units ($000’s)
		Compensation
	Units	Units	Total

Balance December 31, 2006			178,580

Amortization of units subject to forfeiture	—	525	525
Contribution by unitholders to non-controlling exchangeable LP unitholders	—	—	67

Balance June 30, 2007			179,172

On June 5, 2006, the Fund issued 7,500,000 Units at a price of $8 per unit realizing proceeds of $60,000 on a second public offering. The cost of issuing the Units was $4,595.

A total of 310,784 Exchangeable LP Units have been exchanged to date: 147,522 during 2005, 163,262 during 2006 with no exchanges occurring in 2007. The LP units were exchanged for Units on a one-for-one basis. There was no cost of issuing these units.

Fund Units

The Declaration of Trust provides that an unlimited number of Units and Special Voting Units may be issued. Each Unit is transferable and represents an equal undivided beneficial interest in any distributions of the Fund and in the net assets of the Fund. All Units have equal rights and privileges. Each unit entitles the holder thereof to participate equally in allocations and distributions and to one vote at all meetings of unitholders for each whole unit held. The Units issued are not subject to future calls or assessments.

Exchangeable LP Units

The Declaration of Trust provides that Special Voting Units are issued to represent voting rights in the Trust that accompany the Exchangeable LP Units. A Special Voting unit will be issued automatically upon the issue of an

Exchangeable LP unit. When an Exchangeable Unit is exchanged into a Trust Unit, all voting rights associated with the Special Voting Unit shall terminate.

On June 5, 2006 the Partnership issued 2,000,000 Exchangeable LP Units as part of the purchase transaction described in note 4. An exchange of Exchangeable LP Units will be paid in Units on a one-for-one basis. Exchangeable LP Units carry the right to vote at any meeting that unitholders are entitled to vote on the same basis At June 30, 2007 the outstanding number of Exchangeable LP Units is 2,278,898.

Employee Units

Consideration for the primary acquisition also included 654,034 units valued at $6,540 issued to certain employees and directors to replace existing deferred compensation arrangements. Of these units 270,276 were subject to forfeiture arrangements based upon continued employment with the Fund or its subsidiaries. 180,184 units vested as of June 2, 2007 and the remaining 90,092 units will vest on June 2, 2008 or upon a change in control (note 16). Accordingly, the value of such units are recorded as deferred compensation and deducted from consideration for the acquisition and will be recorded as amortization of deferred costs as the forfeiture provisions expire. During the three months ended June 30, 2007, amortization of deferred compensation costs was $225 (2006 — $300).

7.	Non-controlling interest

Non-controlling interest at June 30, 2007 represents the outstanding Exchangeable LP Units issued to the previous owners of EDS Holdings Inc. and Seaforth by the Partnership. The Partnership initially issued 1,698,187 Exchangeable LP Units and upon execution of the over-allotment option, 1,108,505 Exchangeable LP Units were redeemed by the unitholders of EDS Holdings Inc.

On June 5, 2006 the Partnership issued 2,000,000 Exchangeable LP Units (note 4) to Seaforth at a price of $9.35 per unit, for total proceeds of $18,700. The issuance of these Exchangeable LP Units resulted in a dilution gain of $2,786.

An exchange of Exchangeable LP Units for Units will be on a one-for-one basis. Exchangeable LP Units carry the right to vote at any meeting that unitholders are entitled to vote on the same basis

At quarter end, non-controlling interest in the Fund amounted to 9.63% (2006 — 9.76%). Non-controlling units are not impacted by the newly enacted tax liability described in note 17.

The Fund declared to the Exchangeable LP unitholders the distributions as disclosed in note 8.

8.	Cumulative distributions

Distributions are made monthly to unitholders of record on the last business day of each month and paid on the 15th of the following month. Distributions to holders of Exchangeable LP Units are declared on the same basis. Distributions declared during the three months ended June 30, 2007 were $3,219 (2006 — $4,214) or $0.15 (2006 — $0.2562) per Unit.
Distributions declared during the six months ended June 30, 2007 were as follows:

				Distribution
Period	Record Date	Payment Date	Per Unit $	Amount $
January 1, 2007 to January 31, 2007	January 31, 2007	February 15, 2007	0.0500	1,074
February 1, 2007 to February 28, 2007	February 28, 2007	March 15, 2007	0.0500	1,073
March 1, 2007 to March 31, 2007	March 31, 2007	April 15, 2007	0.0500	1,073
April 1, 2007 to April 30, 2007	April 30, 2007	May 15, 2007	0.0500	1,073
May 1, 2007 to May 31, 2007	May 31, 2007	June 15, 2007	0.0500	1,073
June 1, 2007 to June 30, 2007	June 30, 2007	July 15, 2007	0.0500	1,073
Distributions declared on exchangeable LP units during the three months ended June 30, 2007 were $342 (2006 — $246) or $0.15 (2006 — $0.2562) per Unit.

Distributions declared during the six months ended June 30, 2007 to non-controlling interests were as follows:

				Distribution
Period	Record Date	Payment Date	Per Unit $	Amount $
January 1, 2007 to January 31, 2007	January 31, 2007	February 15, 2007	0.0500	114
February 1, 2007 to February 28, 2007	February 28, 2007	March 15, 2007	0.0500	114
March 1, 2007 to March 31, 2007	March 31, 2007	April 15, 2007	0.0500	114
April 1, 2007 to April 30, 2007	April 30, 2007	May 15, 2007	0.0500	114
May 1, 2007 to May 31, 2007	May 31, 2007	June 15, 2007	0.0500	114
June 1, 2007 to June 30, 2007	June 30, 2007	July 15, 2007	0.0500	114
9.	Restructuring costs

During the first quarter, the Fund recorded restructuring charges relating to workforce reduction charges and severance benefits associated with the closure of the production facility located in Abbottsford, British Columbia. No additional accrual was recorded this quarter (2006 — $438). At June 30, 2007, an amount of $2,033 is included in accrued liabilities relating to these, and previously recorded, restructuring charges.

10.	Other comprehensive income and accumulated other comprehensive loss

	June 30, 2007	December 31, 2006
Accumulated other comprehensive loss, beginning of period	$2,572	$2,373
Transition adjustment	349	—
Change in foreign exchange contracts, net of income taxes	243	—
Change interest rate swaps, net of income taxes	(392)	—
Allocation to minority interest	(19)	—
Change in cumulative translation adjustment	2,308	199

Accumulated other comprehensive loss end of period	$5,061	$2,572

11.	Net change in non-cash operating working capital balances

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Decrease (increase) in accounts receivable	$422	$(3,121)	$1,189	$183
Increase in inventories	(1,057)	(1,159)	(950)	(4,529)
Increase in prepaid expenses	(169)	(273)	(849)	(474)
Decrease (increase) in accounts payables and accrued liabilities	182	(88)	4,636	(1,356)
Decrase (increase) in income taxes recoverable	394	442	294	(3)

Net change in non-cash operating working capital balances	$(228)	$(4,199)	$4,320	$(6,179)

12.	Related party transactions

On February 11, 2005, EDS Holdings Inc. acquired the business of North Coast Processing Group (North Coast). Payment of $1,000 (US$) was made this quarter and up to an additional US$4.4 million is payable to the vendor over a three-year period, or upon a change in control (note 16), based on the achievement of certain financial results of the acquired business under the provisions of the amended promissory note. The original purchase price of North Coast has been adjusted to reflect this payment with an increase to goodwill.

13.	Financial instruments

Credit risk

At June 30, 2007, the Fund’s accounts receivable included one customer that represented more than 10% of the total accounts receivable balance. The customer’s outstanding balance represents 23% (2006 — 17%) of the total accounts receivable. This account is paid regularly within normal commercial terms. During the quarter ended June 30, 2007, this customer represented 23% (2006 — 24%) of total revenue.

Interest rate risk

The Fund is exposed to interest rate risk in the event of changes in the Canadian prime rate, U.S. base rate, LIBOR or bankers acceptance rate on the revolving credit facility. The Fund has entered into an interest rate swap contract with an approved creditworthy counterparty to manage current and anticipated exposure to interest rate risk through May 2, 2008 on $25,000 aggregate principal amount on the revolving credit facility. During 2006, the Fund entered into a second interest rate swap agreement to fix the interest rate on an additional amount ranging from $28,000 to a maximum of $53,000 of the aggregate principal amount of the revolving facility at 6.50% per annum through to May 2009.

Foreign exchange risk

The Fund is exposed to Canadian/US$ currency fluctuations on cross-border transactions and on translation of the net investment in, and earnings of E. D. Smith, Inc., and E. D. Smith USA Inc. The Fund hedges the foreign currency exposure on anticipated US$ inventory purchases with derivatives that have a total notional amount of $10,482 over a 2 year period. On $3,201, the Fund is required to buy US$ (sell Canadian dollars) at US/Cdn $1.24 and on $873, the Fund is required to buy US$ (sell Canadian dollars) at US/Cdn $1.190 and on $1,167, the Fund is required to buy US$ (sell Canadian dollars) at US/Cdn $1.191. On the other half of the notional amount, the Fund has a call option to buy US$3,201 at US/Cdn. $1.24 and US$873 at US/Cdn $1.190 and US$1,167 at US/Cdn $1.191. The fair value of the foreign currency agreement as at June 30, 2007 represents an unrealized loss of $814.

A foreign currency loss of $236 (2006 — $379) from operations has been recorded during the period ended June 30, 2007.

14.	Commitments

a. Lease commitments

The Fund has entered into agreements to lease premises, equipment and computer hardware under operating lease agreements expiring at various dates to 2011. In aggregate, the commitments total $9,989. The future minimum rental payments for each of the next five years are as follows:

2007	1,704
2008	2,977
2009	2,305
2010	1,632
2011	1,371

$9,989

b. Commodity commitments

The Fund regularly commits to purchase commodities in advance in the normal course of business. Short-term letters of credit, which are not material in amount, are used from time to time in this process. At June 30, 2007 the Fund had aggregate purchase commitments of $38,010.

15.	Segmented information

During the period, the Fund operated one reportable segment: the manufacturing and marketing of fruit, sauce and oil based food products. The Fund has two geographic segments, Canada and United States.

		June 30, 2007			July 1, 2006
	Canada	United States	Total	Canada	United States	Total
	$	$	$	$	$	$
REVENUE
Three months ended	45,773	34,059	79,832	33,830	22,361	56,191

Six months ended	89,884	65,434	155,318	60,820	36,726	97,546

		June 30, 2007			July 1, 2006
	Canada	United States	Total	Canada	United States	Total
	$	$	$	$	$	$
Assets	268,089	36,233	304,322	263,707	40,929	304,636
Intangibles	84,331	7,020	91,351	88,521	8,160	96,681
Goodwill	86,344	5,185	91,529	81,368	4,507	85,875
Revenue by geographic segment is determined based on country of destination.

16.	Proposed Transaction with TreeHouse Foods, Inc.

On June 25, 2007, the Fund announced that it has entered into a definitive agreement (the “Agreement”) whereby TreeHouse Foods, Inc. (“TreeHouse”) will acquire substantially all of the assets of the Fund, consisting of all of the outstanding shares of E.D. Smith & Sons, Limited (“EDSS”), all of the outstanding shares of E.D. Smith & Sons GP Ltd., certain indebtedness of E.D. Smith & Sons, Limited and all of the LP units of E.D. Smith LP. Under the agreement, TreeHouse will acquire the assets of the Fund for approximately $217 million in addition to the assumption of existing debt and transaction costs (the “Offer”). This transaction is anticipated to allow the unitholders of the Fund to receive up to $9.15 per unit subject to a holdback of $0.60 per unit to cover certain contingencies associated with a potential tax liability, expenses and wind up costs. The potential liability in respect of these tax related contingent liabilities may, in certain circumstances, exceed the $0.60 per unit holdback that the Fund announced would be established on the completion of the transaction with the Purchaser. The Fund has estimated, on the basis of information available to it that the additional liability could be in the range of $0.15 to $0.20 per unit. If this additional liability arises, the proceeds from the sale would be used to pay these liabilities. The proceeds, net of the potential tax liabilities, expenses and wind-up costs, would be used to provide for the redemption of Units by the Fund. The Fund’s Trustees, following the recommendation of its advisors, unanimously approved the transaction.

Certain aspects of the transactions completed concurrently with the Fund’s IPO were structured in a manner that may have created an unintended potential tax liability. The Fund believes that this was inadvertent and the Partnership has applied to the Ontario Superior Court of Justice (the “Court”) for an order rectifying the documentation associated with these transactions to correctly reflect the intention of the parties to the transactions which, in turn, would eliminate the possibility of these unintended tax consequences (the “Request”). A hearing relating to the Request has been scheduled for August 24, 2007. The Canada Revenue Agency (“CRA”) has been notified of the hearing and the Request. The CRA may not fully support the Request. Discussions with the CRA to determine its position on the Request are ongoing. The decision to accept or reject the Request by the Court is indeterminable as at the date of these interim consolidated financial statements.

Completion of the Offer is subject to certain customary conditions, including, among other things, there being validly deposited under the Offer and not withdrawn, that number of units that constitutes at least 66 2/3% of the issued and outstanding units of the Fund (calculated on a fully diluted basis). A special meeting of the unitholders to approve the terms of the agreement has been set for September 27, 2007 and the transaction is anticipated to close during October of 2007.

The Agreement also provides for, among other things, a “no-shop” restriction on the part of the Fund. In certain circumstances, the Fund may terminate the Agreement or withdraw its recommendation to unitholders to accept the Offer. In this event, the Fund would be required to pay an $8 million termination fee to Treehouse.

17.	Income Taxes

On June 12, 2007 the proposed “tax fairness” legislation on publicly traded Income Trusts received third reading in the House of Commons and is considered “substantively enacted”. Effective January 1, 2011, the Fund will be required to pay tax at the rate of 31.5% on distributions to unitholders resulting in the unitholder receiving 68.5% of distributions declared. The unitholder will receive the equivalent of a dividend tax credit for the amount of the distribution paid by the fund. Currently, the Fund does not pay income tax provided distributions to unitholders exceed the amount of the Fund’s income that would otherwise be taxable.

The passing of the legislation requires the Fund to record future taxes on all temporary timing differences present at the time of substantive enactment. The amount of the future taxes recognized is based on the expected timing for reversal of the tax differences. Timing differences reversing before January 1, 2011 are taxed at a nil rate, while timing differences reversing after January 1, 2011 are taxed at a rate of 31.5%. The impact of the substantive enactment of the tax legislation is a non-cash income tax expense of $9,123 in the second quarter.

18.	Comparative consolidated financial statements

The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2007 consolidated financial statements

19.	Differences between Canadian and United States of America Generally Accepted Accounting Principles

The consolidated financial statements of the Fund have been prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) which in most respects, conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The significant differences as they apply to the Fund are shown below. All amounts are in thousands (unless otherwise noted) and in Canadian Dollars. Where applicable, the tax rate applied to the adjustments is 34.48%

Consolidated statements of earnings in accordance with U.S. GAAP are as follows:

	Six months	Six months
	ended	ended
	June 30, 2007	June 30, 2006
(Loss) Earnings — Canadian GAAP	$(7,848)	$6,097

Dilution gain adjustment (b)	—	(2,688)

(Loss) Earnings — U.S. GAAP	$(7,848)	$3,409

Earnings per Fund Unit
Basic	$(0.37)	$0.23
Diluted	$(0.37)	$0.22

Weighted average units outstanding
Basic (actual, not in thousands)	21,222,757	14,701,224
Diluted (actual, not in thousands)	21,222,757	15,541,155

     Consolidated balance sheets in accordance with U.S. GAAP are as follows:

	CDN GAAP	U.S. GAAP	CDN GAAP	U.S. GAAP
	At June	At June	At December	At December
	30, 2007	30, 2007	31, 2006	31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$2,280	$2,280	$1,334	$1,334
Accounts receivable — trade	22,089	22,089	23,718	23,718
Inventories	43,200	43,200	42,872	42,872
Prepaid expenses	1,979	1,979	1,133	1,133
Derivative financial instruments	253	253	—	—
Income taxes recoverable	47	47	339	339
Future income taxes (c)	762	762	976	1,253

Total current assets	70,610	70,610	70,372	70,649

Capital assets, net	50,195	50,195	50,754	50,754
Deferred cost, net (g)	373	677	954	954
Derivative financial instruments (c)	264	264	—	210
Intangible assets	91,351	91,351	96,681	96,681
Goodwill (b,d)	91,529	91,299	85,875	82,957

Total Assets	304,322	$304,396	$304,636	$302,205

LIABILITIES AND UNITHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$26,009	$26,009	$22,293	$22,293
Deferred income	438	438	—	—
Purchase price payable	—	—	18,494	18,494
Distributions payable to unitholders	1,073	1,073	1,073	1,073
Distributions payable to exchangeable LP unitholders	114	114	115	115
Derivative financial instruments (c)	820	820	—	740

Total current liabilities	28,454	28,454	41,975	42,715

Bank credit facility (g)	97,803	98,107	75,466	75,466
Deferred income	1,870	1,870	—	—
Future Income taxes (c)	17,165	17,165	11,079	11,174

Total liabilities	145,292	145,596	128,520	129,355

Non-controlling interest (e)	16,199	16,158	17,101	17,060
Temporary Equity (a)	—	152,582	—	101,719

Unitholders’ equity
Trust units issued (a)	179,172	—	178,580	—
Deficit (a,d)	(31,280)	(4,920)	(16,993)	56,950
Accumulated other comprehensive loss (c,e)	(5,061)	(5,020)	(2,572)	(2,879)

Total unitholders’ equity	142,831	(9,940)	159,015	54,071

Total liabilities and unitholders’ equity	$304,322	$304,396	$304,636	$302,205

a.	Unitholders’ Equity

Under adoption of EITF D-98 “Classification and Measurement of Redeemable Securities”, the Fund records the redemption value of all outstanding Trust units as temporary equity on the consolidated balance sheets. The amount included for Unitholders’ Equity is reduced by an amount equal to the redemption value of the Trust units as at the balance sheet date. The redemption value of the Trust units is determined with respect to the trading value of the Fund, and the amount of the redemption value is classified as temporary equity. Under Canadian GAAP, all Trust units are classified as Unitholders’ Equity. At June 30, 2007 and December 31, 2006, the Fund has classified $152,582 and $101,719 respectively, as temporary equity in accordance with U.S. GAAP, after adjusting the amount to the redemption value.

As of and for the six months ended June 30, 2007 and 2006, the Trust units were reduced to the redemption value by $26,590 and $28,225, respectively, with the offset being recorded through Unitholders’ Equity. For the year ended December 31, 2006, the Trust units were reduced by $76,861. Upon adjustment to the redemption value, the unitholder value was reclassified as temporary equity.

b.	Dilution Gain

In 2006 the Fund recorded a dilution gain upon the issuance of a subsidiary’s securities (Exchangeable Units) in connection with a purchase of a business. For Canadian GAAP purposes, the Exchangeable Units were measured using the average price 2 days before and after April 20, 2006. For U.S. GAAP purposes, the exchangeable units were measured as of the consummation date, June 3, 2006. By measuring the Exchangeable Units at the consummation date, the dilution gain was reduced by $2,688 to $98 under U.S. GAAP.

c.	Derivatives and Other Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS133”), as modified by SFAS No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value, and that change in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. This statement requires an entity to establish, at the inception of a hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspects of the hedge. Those methods must be consistent with the entity’s approach to managing risk.

For Canadian GAAP purposes the Fund identified its derivative financial instruments as cash flow hedges, which include interest rate swap agreements and hedges of foreign currency fluctuations. The interest rate agreements adjust the variable rate debt to fixed rate debt. The foreign currency hedges were put in place due to the exposure to Canadian/US Dollar currency fluctuations on cross border transactions.

Effective January 1, 2007, the Fund adopted CICA Section 3855 — Financial Instruments — Recognition and Measurement, Section 3865 — Hedges, and Section 1530 — Comprehensive Income. This effectively eliminates U.S. GAAP differences for periods after January 1, 2007.

The following adjustments were made to reconcile the Canadian GAAP to U.S. GAAP:

	At June	At December
	30, 2007*	31, 2006
Derivative asset increase	$—	$210
Derivative liability — increase	—	740
Other comprehensive loss	—	(348)
Increase to future income tax asset	—	277
Increase to future income tax liability	—	95

*	CICA Sections 3855, 3865, and 1530 were adopted January 1, 2007, and therefore no difference exists.

	Six months	Six months
	ended June	ended June
	30, 2007	30, 2006
Other comprehensive loss	$—	$(190)
d.	Tax credit adjustment

For purposes of Canadian GAAP, the Fund recognized previously unrecognized income tax credit carry-forwards ($230) of an acquired entity through the Consolidated Statements of Earnings and Deficit, net of tax in fiscal 2005. However, under U.S. GAAP, subsequent realization of previously unrecognized tax benefits of an acquired entity would first be applied to goodwill arising on the purchase, then to intangibles and finally to earnings. The required adjustment at June 30, 2007 and December 31, 2005 is listed below. There is no impact on the Consolidated Statements of Earnings for the six months ended June 30, 2007 and 2006.

The following adjustments were made to reconcile Canadian GAAP to U.S. GAAP:

	At June	At December
	30, 2007	31, 2006
Decrease in goodwill	$230	$230
Increase in deficit	230	230
e.	Comprehensive income (loss)

The Fund provided a Comprehensive income statement for the six months ended June 30, 2007. On January 1, 2007, the Fund adopted CICA 3855, 3865, and 1530, which is equivalent to the U.S. GAAP method of accounting for derivative instruments. Comprehensive income for the six months ended June 30, 2007 and 2006 are as follows:

Comprehensive income for the six months ended June 30, 2007 and 2006 is as follows:

	Six months	Six months
	ended June	ended June
	30, 2007	30, 2006
(Loss) earnings — U.S. GAAP	$(7,848)	$3,409
Change in foreign exchange contracts, net of tax	(243)	(505)
Change in interest rate swaps, net of tax	392	315
Minority interest	19	18
Change in cumulative translation adjustment	(2,308)	(1,294)

Total comprehensive income	$(9,988)	$1,943

f.	Financial statement subtotals

The Fund presents funds from operations before changes in non-cash working capital as a subtotal in the consolidated statement of cash flows. This line item would not be presented in a cash flow statement prepared in accordance with U.S. GAAP.

The Fund presents earnings before interest, income taxes, amortization, non-controlling interest, and dilution gain. This line item would not be presented in a consolidated statement of earnings and deficit prepared in accordance with U.S. GAAP.

g.	Deferred debt issue costs

For Canadian GAAP reporting purposes, as a result of the adoption of CICA 3855, the Fund netted its debt issue costs with debt on the Consolidated Balance Sheet at June 30, 2007. For U.S. GAAP reporting purposes, debt issue costs (totaling $304 thousand) were reclassified as deferred costs at June 30, 2007. The result was an increase to debt and deferred costs of the same amount. This adjustment does not impact other periods or the Consolidated Statements of Earnings and Deficit.

h.	Recent U.S. Accounting Standards

In September 2006, the FASB issued SFAS 157 “Fair Value Measurement,” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. The Fund is currently evaluating the impact SFAS 157 will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, which permits measurement of financial instruments and other certain items at fair value. SFAS No. 159 does not require any new fair value measurements. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is permitted provided that SFAS No. 157 is concurrently adopted. The Fund is currently evaluating the impact SFAS No. 159 will have on its financial statements.